Exhibit 99.1

Nabriva Therapeutics Reports First Quarter 2017 Financial Results

- Expects top-line data from LEAP 1 CABP Phase 3 trial in third quarter 2017 and from LEAP 2 CABP Phase 3 trial in first quarter 2018

Vienna, Austria / King of Prussia, PA, May 10, 2017 — Nabriva Therapeutics AG (NASDAQ: NBRV), a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infective agents to treat serious infections, with a focus on the pleuromutilin class of antibiotics, today provided a business and clinical development update and reported its financial results for the three months ended March 31, 2017.

“Nabriva remains on-track for a potentially transformational year with last patient, last visit for the LEAP 1 trial scheduled to occur by the end of May and top-line clinical data for the LEAP 1 trial expected in the third quarter of 2017,” said Dr. Colin Broom, Chief Executive Officer of Nabriva. “Additionally, based on current projections, we continue to expect to complete patient enrollment for LEAP 2 in the fourth quarter of 2017 and anticipate receiving top-line data for LEAP 2 in the first quarter of 2018.”

RECENT CORPORATE AND DEVELOPMENT HIGHLIGHTS

•            Following completion of lefamulin evaluation against pneumonia (LEAP) 1 patient enrollment in April 2017 and estimation of final data collection and analysis timelines, the company expects to announce LEAP 1 top-line efficacy and safety data in the third quarter of 2017. LEAP 1 is a Phase 3 global, registrational clinical trial evaluating the safety and efficacy of lefamulin (IV/oral) in patients with moderate to severe community-acquired bacterial pneumonia (CABP).

•            At the 27th European Congress of Clinical Microbiology and Infectious Diseases (ECCMID) that took place in Vienna, Austria from April 22-25, 2017, Nabriva showcased nine abstracts, three of which were selected as oral presentations. These data are part of a growing body of evidence supporting lefamulin’s profile as a potential first-line, empiric treatment for the key pathogens, including multidrug resistant strains, that are known to cause CABP.

•            On April 17, 2017, Nabriva announced that its supervisory board and management board approved the redomiciliation of the holding company of Nabriva Therapeutics AG (Nabriva AG) and its subsidiaries (Nabriva Group) from Austria to Ireland. The redomicilation will be effected by the exchange of American depositary shares and common shares of Nabriva AG for shares of Nabriva Therapeutics Plc (Nabriva Ireland), a newly-formed Irish public limited company, with Nabriva Ireland becoming the publicly-traded parent entity of Nabriva AG. Once the transaction is completed, the current Austrian publicly-traded parent company, will become a subsidiary of the newly-formed Irish company, and it is expected that Nabriva Ireland will then become the publicly-traded parent company of the Nabriva Group with its tax residency in Ireland.

FIRST QUARTER 2017 FINANCIAL HIGHLIGHTS

•            For the three months ended March 31, 2017, Nabriva reported a net loss of $15.2 million or $5.60 per share, compared to a net loss of $13.6 million or $6.42 per share for the three months ended March 31, 2016.

•            Research and development expenses decreased by $0.4 million from $13.0 million for the three months ended March 31, 2016 to $12.7 million for the three months ended March 31, 2017. The change was primarily due to higher costs related to the initiation and continuation of patient enrollment for LEAP 1 and LEAP 2 during the three months ended March 31, 2016. Research materials and purchased services for the company’s other programs and initiatives were relatively limited during both periods.

•            General and administrative expense increased by $1.1 million from $3.1 million for the three months ended March 31, 2016 to $4.2 million for the three months ended March 31, 2017. The increase was primarily due to a $0.7 million increase in legal fees related to the redomiciliation of the company’s ultimate parent company from Austria to Ireland and a $0.4 million increase in pre-commercialization activities and increased professional service fees.

•            As of March 31, 2017, Nabriva had $68.2 million in cash, cash equivalents and short-term investments compared to $83.9 million as of December 31, 2016.

•            As of April 30, 2017, Nabriva had 2,721,086 common shares outstanding, of which 2,260,443 were represented by 22,604,430 ADSs. Each Nabriva common share is equivalent to 10 ADSs.

Please refer to our Annual Report on Forms 10-K for the fiscal year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2017, which are filed with the U.S. Securities and Exchange Commission, for additional information regarding our business and financial results and to review our financial statements.

About Nabriva Therapeutics AG

Nabriva Therapeutics is a clinical stage biopharmaceutical company engaged in the research and development of novel anti-infectives to treat serious infections, with a focus on the pleuromutilin class of antibiotics. Nabriva Therapeutics’ medicinal chemistry expertise has enabled targeted discovery of novel pleuromutilins, including both intravenous and oral formulations of its lead product candidate, lefamulin. Lefamulin is a novel semi-synthetic pleuromutilin antibiotic with the potential to be the first-in-class available for systemic administration in humans.  The company believes that lefamulin is the first antibiotic with a novel mechanism of action to have reached late-stage clinical development in more than a decade.  Lefamulin is currently being evaluated in two global, registrational Phase 3 clinical trials in patients with moderate to severe CABP.  Nabriva believes lefamulin is well positioned for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP due to its novel mechanism of action, targeted spectrum of activity, resistance profile, achievement of substantial drug concentration in lung tissue and fluid, oral and IV formulations and a favorable tolerability profile. Nabriva Therapeutics intends to further pursue the development of lefamulin for additional indications, including the treatment of acute bacterial skin and skin structure infections (ABSSSI), and are developing a formulation of lefamulin appropriate for pediatric use.

Nabriva Therapeutics owns exclusive, worldwide rights to lefamulin, which is protected by composition of matter patents issued in the United States, Europe and Japan.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva, including but not limited to statements about the development of Nabriva’s product candidates, such as plans for the design, conduct and timelines of Phase 3 clinical trials of lefamulin for CABP, the clinical utility of lefamulin for CABP and Nabriva’s plans for filing of regulatory approvals and efforts to bring lefamulin to market, the development of lefamulin for additional indications, the development of additional formulations of lefamulin, plans to pursue research and development of other product candidates, plans for the redomiciliation of Nabriva’s parent company from Austria to Ireland, including related internal reorganization transactions and plans for the equity securities of any successor company to be publicly traded in the United States, the sufficiency of Nabriva’s existing cash resources and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and conduct of clinical trials, availability and timing of data from clinical trials, whether results of early clinical trials or trials in different disease indications will be indicative of the results of ongoing or future trials, uncertainties associated with regulatory review of clinical trials and applications for marketing approvals, the availability or commercial potential of product candidates including lefamulin for use as a first-line empiric monotherapy for the treatment of moderate to severe CABP, the sufficiency of cash resources and need for additional financing and such other important factors as are set forth under the caption “Risk Factors” in Nabriva’s annual and quarterly reports on file with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Nabriva’s views as of the date of this release. Nabriva anticipates that subsequent events and developments will cause its views to change. However, while Nabriva may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva’s views as of any date subsequent to the date of this release.

Contact:

INVESTOR RELATIONS

Will Sargent

Nabriva Therapeutics AG

William.Sargent@nabriva.com

610-813-6406

MEDIA

Katie Engleman

Pure Communications, Inc.

Katie@purecommunicationsinc.com

910-509-3977

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (unaudited)

(all amounts in USD)

	Three Months Ended March 31,
(in thousands, except per share data)	2016	2017
Revenues:
Research premium and grant revenue	$1,419	$1,678
Operating expenses:
Research and development	$(13,036)	$(12,660)
General and administrative	(3,085)	(4,218)
Total operating expenses	$(16,121)	$(16,878)
Loss from operations	$(14,702)	$(15,200)
Other income (expense):
Other income (expense), net	998	206
Interest income	88	121
Interest expense	—	(1)
Loss before income taxes	$(13,616)	$(14,874)
Income tax benefit (expense)	17	(349)
Net loss	$(13,599)	$(15,223)
Other comprehensive income (loss), net of tax
Unrealized gains (losses) on available-for-sale financial assets	41	(16)
Other comprehensive income (loss), net of tax	$41	$(16)
Comprehensive loss	$(13,558)	$(15,239)

	Three Months Ended March 31,
Loss per share	2016	2017
Basic ($ per share)	$(6.42)	$(5.60)
Diluted ($ per share)	$(6.42)	$(5.60)

Weighted average number of shares:
Basic	2,117,895	2,720,423
Diluted	2,117,895	2,720,423

CONSOLIDATED STATEMENT OF CASH FLOWS (unaudited)

(all amounts in USD)

	Three Months Ended March 31,
(in thousands)	2016	2017
Cash flows from operating activities
Net loss	$(13,599)	$(15,223)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash other income (expense), net	(924)	(266)
Non-cash interest income	(44)	(30)
Non-cash interest expense	—	—
Depreciation and amortisation expense	45	76
Stock-based compensation	580	684
Deferred income taxes	(18)	178
Other, net	1	86
Changes in operating assets and liabilities:
Changes in long-term receivables	(15)	(5)
Changes in other receivables	(1,638)	(1,586)
Changes in accounts payable	2,235	1,789
Changes in accrued expenses and other liabilities	2,491	(383)
Changes in other non-current liabilities	8	6
Changes in income tax liabilities	(1)	(10)
Net cash used in operating activities	(9,955)	(14,418)
Cash flows from investing activities
Purchases of plant and equipment and intangible assets	(67)	(25)
Purchases of available-for-sale securities	—	—
Purchases of term deposits	—	—
Proceeds from sales of property, plant and equipment	—	2
Proceeds from maturities of term deposits	—	—
Proceeds from sales of available-for-sale securities	3,000	10,000
Net cash provided by investing activities	2,933	9,977
Cash flows from financing activities
Proceeds from December 2016 financing	—	—
Proceeds from long-term debt	—	229
Proceeds from exercise of stock options	29	10
Equity transaction costs	—	(1,410)
Net cash provided by (used in) financing activities	29	(1,171)

Effects of foreign currency translation on cash and cash equivalents	924	266
Net decrease in cash and cash equivalents	(6,993)	(5,612)
Cash and cash equivalents at beginning of period	36,446	32,778
Cash and cash equivalents at end of period	$29,453	$27,166

CONSOLIDATED STATEMENT OF FINANCIAL POSITION (unaudited)

(all amounts in USD)

(in thousands)	As of December 31, 2016	As of March 31, 2017

Assets
Current assets:
Cash and cash equivalents	$32,778	$27,166
Short-term investments	51,106	41,061
Other receivables	5,561	7,448
Prepaid expenses	1,176	903
Total current assets	90,621	76,578
Property, plant and equipment, net	519	490
Intangible assets, net	270	224
Long-term receivables	420	424
Deferred tax assets	1,410	1,232
Total assets	$93,240	$78,948

Liabilities and equity
Current liabilities:
Accounts payable	$2,551	$4,337
Accrued expense and other current liabilities	13,326	11,553
Total current liabilities	15,877	15,890
Non-current liabilities:
Long-term debt	—	203
Other non-current liabilities	107	134
Total non-current liabilities	107	337
Total liabilities	$15,984	$16,227
Commitments and contingencies
Stockholders’ Equity:
Common stock	$2,939	$2,946
Treasury shares	—	—
Additional paid in capital	279,149	279,848
Accumulated other comprehensive income (loss)	10	(7)
Accumulated deficit	(204,842)	(220,066)
Total stockholders’ equity	77,256	62,721
Total liabilities and stockholders’ equity	$93,240	$78,948